MANAGEMENT AGREEMENT

This MANAGEMENT AGREEMENT (the "Agreement"), effective as of this 20th day of January, 2012, by and between Union Bank and Trust Company, a Nebraska banking corporation and trust company, not in its individual capacity, but solely as trustee under the Trust Agreements (as defined below) (the "Trustee"), and Whitetail Rock Capital Management, LLC, a Nebraska limited liability company and registered investment adviser (the "Manager").

WHEREAS, the Trustee has entered into various trust agreements (each, a "Trust Agreement" and collectively, the "Trust Agreements") entitled the Michael S. Dunlap Irrevocable Trust f/b/o Matthew W. Dunlap, the Michael S. Dunlap Irrevocable Trust f/b/o Jacob R. Dunlap, the Michael L. Dunlap Irrevocable Trust f/b/o Hunter R. Dunlap, the Michael S. Dunlap Five Year Even Payment Grantor Retained Annuity Trust, the Michael S. Dunlap Ten Year Even Payment Grantor Retained Annuity Trust, the Michael S. Dunlap Fifteen Year Even Payment Grantor Retained Annuity Trust, the Michael S. Dunlap Five Year Progressive Payment Grantor Retained Annuity Trust, the Michael S. Dunlap Ten Year Progressive Payment Grantor Retained Annuity Trust, and the Michael S. Dunlap Fifteen Year Progressive Payment Grantor Retained Annuity Trust (each, a "Trust" and collectively, the "Trusts");

WHEREAS, the Trustee is authorized to engage an investment adviser to manage the assets of the Trusts pursuant to the terms of the Trust Agreements; and

WHEREAS, the Trustee wishes to engage the Manager to act as Investment Adviser under the terms of this Agreement and in accordance with the Trust Agreements.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties, intending to be legally bound, hereby agree as follows:

1. Services. The Manager agrees to act as investment adviser with respect to the assets of each Trust in accordance with the investment objectives and limitations set forth in each Trust Agreement. Manager shall provide the services of those of its officers or employees as may be required to furnish the services requested by the Trustee under this Agreement.

2. Term and Termination. The initial term of this Agreement shall be for the period commencing on the date first set forth above, and ending on the first anniversary thereof (such period, as it may be extended, being referred to as the "Management Period"), unless sooner terminated in accordance with the provisions of this Section 2. The Management Period shall automatically renew for successive one-year periods after the initial Management Period without necessity of documentation unless both parties mutually agree to terminate.

Either party may terminate this Agreement at any time, without penalty, by giving the other party at least 60 days' prior written notice. Termination of this Agreement will not affect the liabilities or obligations of the parties from transactions initiated before termination of this Agreement or Trustee's obligation to pay advisory fees as set forth in this Agreement. Upon the termination of this Agreement, Manager will have no obligation to recommend or take any action with regard to the securities, cash or other investments held by the Trustee pursuant to the Trust Agreements.

3. Compensation.

(a) Fees. The Trustee shall pay to the Manager annual fees in an amount equal to five basis points (0.05%) per annum of the aggregate value of the assets of the Trusts as calculated by the Manager as of the last day of each calendar quarter. Fees are payable quarterly in arrears. The Trustee and Manager acknowledge that the initial assets of the Trusts consist of Class B shares of Nelnet, Inc. common stock (the "Class B Shares"), which are freely convertible into Class A shares of Nelnet, Inc. common stock. The parties agree that the value of any Class B Shares held in the trusts will be based upon the most recent closing price for Nelnet, Inc. Class A shares of common stock on the New York Stock Exchange or such other national securities exchange on which Nelnet, Inc. common stock trades.

(b) Reimbursement of Expenses. The Trustee shall reimburse Manager for all reasonable and necessary expenses incurred or paid by Manager in connection with, or related to, the performance of its services under this Agreement. Manager shall submit to the Trustee itemized monthly statements, in a form satisfactory to the Trustee, of such expenses incurred in the previous month. The Trustee shall pay to Manager amounts shown on each such statement within 30 days after receipt thereof.

4. Cooperation. The Trustee shall provide such access to its information and property as may be reasonably required in order to permit Manager to perform its obligations hereunder.

5. Standard of Care and Liability. In providing services hereunder, Manager shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims. Except when otherwise specifically required by law, Manager shall only be liable to Trustee for any direct and foreseeable losses, including reasonable attorney's fees, resulting from negligence or willful misconduct of Manager or breach of this Agreement by the Manager. Except as may otherwise be provided by law, Manager will not be liable to Trustee for any act or failure to act by the Trustee, any broker-dealer to which transactions are directed, or by any other third party. The federal and state securities laws impose liabilities under certain circumstances on persons who act in good faith, and therefore nothing in this Agreement will waive or limit any rights that Trustee may have under those laws. Trustee and Manager acknowledge and agree that each of the Trust Agreements contains provisions regarding investment of the Trusts' assets and that nothing contained herein will be deemed to impose liability on Manager for managing the Trusts' assets in accordance with the Trust Agreements.

6. Proprietary Information.

(a) Proprietary Information.

(i) Manager acknowledges that its relationship with the Trustee is one of trust and confidence and that in the course of providing services to the Trustee, Manager will have access to and contact with Proprietary Information, as defined

below. Manager will not, during the Management Period or at any time thereafter, disclose to others, or use for its benefit or the benefit of others, any Proprietary Information.

(ii) For purposes of this Agreement, Proprietary Information shall mean, by way of illustration and not limitation, all information (whether or not patentable and whether or not copyrightable) owned, possessed or used by the Trustee, including, without limitation, any invention, formula, vendor information, customer information, apparatus, equipment, trade secret, process, research, report, technical data, know-how, computer program, software, software documentation, hardware design, technology, marketing or business plan, forecast, unpublished financial statement, budget, license, price, cost and employee list that is communicated to, learned of, developed or otherwise acquired by Manager in the course of its service as a consultant to the Trustee.

(iii) Manager's obligations under this Section 5(a) shall not apply to any information that (a) is or becomes known to the general public under circumstances involving no breach by Manager or others of the terms of this Section 5(a), (b) is generally disclosed to third parties by the Trustee without restriction on such third parties, or (c) is approved for release by written authorization of the Board of Directors of the Trustee.

(iv) Upon termination of this Agreement or at any other time upon request by the Trustee, Manager shall promptly deliver to the Trustee all records, files, memoranda, notes, designs, data, reports, price lists, customer lists, drawings, plans, computer programs, software, software documentation, sketches, research notebooks and other documents (and all copies or reproductions of such materials) relating to the business of the Trustee.

(v) Manager represents that its performance under this Agreement does not, and shall not, breach any agreement that obligates it to keep in confidence any trade secrets or confidential or proprietary information of it or of any other party or to refrain from competing, directly or indirectly, with the business of any other party. Manager shall not disclose to the Trustee any trade secrets or confidential or proprietary information of any other party.

(b) Remedies. Manager acknowledges that any breach of the provisions of this Section 6 shall result in serious and irreparable injury to the Trustee for which the Trustee cannot be adequately compensated by monetary damages alone. Manager agrees, therefore, that, in addition to any other remedy it may have, the Trustee shall be entitled to enforce the specific performance of this Agreement by Manager and to seek both temporary and permanent injunctive relief (to the extent permitted by law) without the necessity of proving actual damages.

7. Independent Contractor Status. Manager shall perform all services under this Agreement as an "independent contractor."

8. Proxy Voting. Trustee hereby designates and authorizes Manager to vote all proxies for securities held in the Trusts in accordance with Manager's written proxy voting policy. In connection with such voting, Manager is authorized to take into account the wishes of the settlor of the Trusts. Trustee will forward promptly to Manager copies of all proxies and shareholder communications relating to securities in the Trusts. Trustee agrees that Manager will not be liable for failing to vote any proxies or take any other action when it has not received such proxies or other shareholder communications on a timely basis.

9. Services to Other Clients. Trustee understands that Manager may perform investment management services for other clients with various investment objectives and policies. Trustee acknowledges that Manager may give advice and take action with respect to such clients which may differ from advice given, or the timing or nature of action taken under this Agreement. Trustee acknowledges that Manager may recommend the purchase or sale of securities or other investments held under the Trust Agreements that affiliates of the Manager ("Affiliated Persons") may also purchase or sell for their own account. Trustee further acknowledges that Manager shall have no obligation to recommend for purchase or sale by the Trustee, any security or other investment that Affiliated Persons may purchase or sell for its or their own account or any other client accounts. This Agreement does not limit or restrict in any way Manager or any of its Affiliated Persons from buying, selling or trading in any securities or other investments for their own accounts.

Manager or its Affiliated Persons may provide services for, or solicit business from various companies, including issuers of securities that Manager may recommend for purchase or sale by Trustee. In providing these services, Manager or its Affiliated Persons may obtain material, nonpublic or other confidential information that, if disclosed, might affect an investor's decision to buy, sell or hold a security. Under applicable law, Manager and its Affiliated Persons cannot improperly disclose or use this information for their personal benefit or for the benefit of any person, including clients of Manager. If Manager or any Affiliated Person obtains material, nonpublic or other confidential information about any issuer, Manager is prohibited from disclosing the information to Trustee or using it for Trustee's benefit.

10. Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Mail, by registered or certified mail, postage prepaid, addressed to the other party as set forth below:

(a) If to Manager:

Whitetail Rock Capital Management, LLC
c/o Matthew Brinkman
121 South 13th Street, Suite 121
Lincoln, NE 68508

If to the Trustee:

Union Bank and Trust Company
c/o Alice Skultety
6801 South 27th Street
Lincoln, NE 68512

11. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

12. Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Trustee and Manager.

13. Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Nebraska.

14. Assignment. Except as otherwise provided herein, none of the rights, duties or obligations of either party to this Agreement may be assigned without the consent of the other. "Assignment" shall have the definition given under the Investment Advisers Act of 1940 (the "Advisors Act").

15. Miscellaneous.

(a) No delay or omission by the Trustee in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Trustee on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

(b) The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

(c) In the event that any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

IN WITNESS WHEREOF, the parties hereto have executed this Management Agreement as of the day and year set forth above.

Whitetail Rock Capital Management, LLC

By: ______________________________

Title: President

Union Bank and Trust Company

By: ______________________________

Title: ALICE SKULTETY
VICE PRESIDENT &
SENIOR TRUST OFFICER